Exhibit 10.13

Dell Inc. Long-Term Cash Incentive and Retention Award

Dell Inc., a Delaware corporation, and/or its Affiliates, (“Dell”), is pleased to offer you this Long-Term Cash Incentive and Retention Award (“Award”) Agreement. Dell expects your future contribution to drive its continued success and wants to provide you with both the strategic tools and the financial incentive to achieve Dell’s long-term goals.

The amount of your total Award is stated in step one of the Stock Plan Administrator’s online grant acceptance process (“Grant Summary”). As a material inducement to Dell to grant you this Award, you agree to the following terms and conditions. You agree that you are not otherwise entitled to this Award, that Dell is providing you this Award in consideration of your promises and agreements below, and that Dell would not grant you this Award absent those promises and agreements. This Award agreement, the Grant Summary, and the Dell Inc. 2012 Long-Term Incentive Plan (the “Plan”) set forth the terms of your Award.

1. Payout Schedule – Your Award will vest and you will receive cash payments in accordance with the schedule in your Grant Summary (“Award Payments”). Dell shall make an Award Payment as soon as administratively practical following the vesting date; provided that in no event shall any Award Payment be paid later than the fifteenth day of the third month following the end of the calendar year with respect to which the Award Payment was earned and not subject to forfeiture. Other than termination of Employment due to death or Permanent Disability (as defined in the Plan), your eligibility to receive an Award Payment is conditioned upon your continued Employment. If your Employment is terminated by reason of your death or Permanent Disability, your Award fully vests and Dell shall make your Award Payment as soon as administratively practical following your death or Permanent Disability. As used herein, the term “Employment” means your regular full-time or part-time employment with Dell or any of its consolidated Subsidiaries or affiliates, and the term “Employer” means Dell (if you are employed by Dell) or the consolidated Subsidiary or Affiliate of Dell that employs you.

The total amount of your Award listed in your Grant Summary is denominated in U.S. dollars. Award Payments will be converted from U.S. dollars into your local currency prior to your payment date in accordance with Dell policy.

2. Agreement with Respect to Taxes – You must pay any taxes that are required by law to be withheld by Dell or your Employer. You agree that Dell or your Employer, in its sole discretion and to the fullest extent permitted by law, shall have the right to demand that you pay such amounts in cash or deduct such amounts from any payments of any kind otherwise due to you. You agree that, subject to compliance with applicable law, Dell or your Employer may recover from you taxes which may be payable by Dell or your Employer in any jurisdiction in relation to this Award. You agree that Dell or your Employer shall be entitled to use whatever method they may deem appropriate to recover such taxes including deducting amounts from your Award Payments, recovering taxes via payroll and direct invoicing. You further agree that Dell or your Employer may, as it reasonably considers necessary, amend or vary this agreement to facilitate such recovery of taxes.

3. Return of Award Payments — You understand and agree that the Award Payments are designed to align your long-term interests with those of Dell and that having your interests aligned with Dell is a condition of retaining any Award Payment made to you. You further understand and agree that if Dell, acting through the Committee, determines that you engaged in Conduct Detrimental to Dell during your Employment or during the one-year period following the termination of your Employment, you shall return to Dell, upon demand, all Award Payments you received under this Agreement. You understand and agree that the return of Award Payments under this Agreement is separate from and does not preclude Dell from seeking relief based on your conduct that constitutes Conduct Detrimental to Dell.

For purposes of this provision, “Conduct Detrimental to Dell” means:

(i)	You engage in serious misconduct, whether or not such serious misconduct is discovered by Dell prior to the termination of your Employment;

(ii)	You breach your obligations to Dell under any of your written agreements with Dell; or

(iii)	You engage in Conflicting Activities (as described below).

For purposes of this Agreement, a “Conflicting Activities” means you, without advance, express, written consent of Dell’s Senior Vice President of Human Resources:

(i)	are or become a principal, owner, officer, director, shareholder or other equity owner (other than a holder of less than 5% of the outstanding shares or other equity interests of a publicly traded company) of a Direct Competitor (as defined below);

(ii)	are or become a partner or joint venture in any business or other enterprise or undertaking with a Direct Competitor; or

(iii)	work or perform services (including contract, consulting or advisory services) for a Direct Competitor in any geographic area where Dell materially conducts business, if your services are similar in any material way to the services you performed for Dell in the twelve months preceding the termination of your Employment.

You understand and agree that neither this provision nor any other provision of this Agreement prohibits you from engaging in Conflicting Activities but only requires return of Award Payments if you engage in Conflicting Activities.

The term “Direct Competitor” means any entity, or other business concern that offers or plans to offer products or services that are materially competitive with any of the products or services being manufactured, offered, marketed, or are actively developed by Dell as of the date your employment with Dell ends. By way of illustration, and not by limitation, the following companies are Direct Competitors: Hewlett-Packard, Lenovo, IBM, Gateway, Apple, Acer, CDW, Cisco, NetApp, Juniper, Wipro, Tata Consulting Services, Xerox, Cognizant, EMC, Software House International, Insight (Software Spectrum), Softchoice, Computer Sciences Corporation and Digital River. You understand and agree that the foregoing list of Direct Competitors represents an illustrative list of Dell Direct Competitors as of the date of execution of this Agreement and that other entities may become Direct Competitors in the future.

If you desire to engage in Conflicting Activities, you agree to seek written consent from Dell’s Senior Vice President of Human Resources prior to engaging in the Conflicting Activities. If you enter into any business, employment, or service relationship during your employment or within the twelve months following the termination of your employment with Dell, you agree to provide Dell sufficient information regarding the relationship to enable Dell to determine whether you it constitutes Conflicting Activities. You agree to provide such information within five business days of agreeing to the business, employment, or service relationship.

The Committee shall have the complete and absolute authority to construe and interpret the provision of this Agreement, including but not limited to any determination as to whether you have engaged in “Conduct Detrimental to the Company.” Any such interpretations or determinations by the Committee will be final, binding, and conclusive.

4. Incorporation of Plan – This Award is granted under the Plan and is governed by the terms of the Plan in addition to the terms and conditions stated herein. All terms used herein with their initial letters capitalized shall have the meanings given them in the Plan unless otherwise defined herein. A copy of the Plan is available upon request from the Dell Legal Department, One Dell Way, RR1-33, Round Rock, Texas 78682.

5. Notice — You agree that notices may be given to you in writing either at your home address as shown in the records of Dell or your Employer, or by electronic transmission (including e-mail or reference to a website or other URL) sent to you through Dell’s normal process for communicating electronically with its employees.

6. No Right to Continued Employment — This Agreement does not confer upon you any right to expectation of employment by, or to continue in the employment of, your Employer.

7. Miscellaneous — By accepting this Agreement, you expressly acknowledge that (a) your acceptance of this Agreement is voluntary and is not a condition of your employment; (b) Award Payments are not compensation for services rendered and are an extraordinary item of compensation that is outside the scope of your Employment Agreement, and nothing can or must automatically be inferred from such Award Payment; (c) Award Payments are not part of normal or expected compensation for any purpose, and are not to be used for calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and you waive any claim on such basis; and (d) the grant of this Award is a one-time benefit that does not create any contractual or other right to receive future grants of similar awards, or benefits in lieu of similar awards.

8. Data Privacy Consent — As a condition of the grant of this Award, you consent to the collection, use and transfer of personal data as described in this paragraph. You understand that Dell and its Subsidiaries hold certain personal information about you, including your name, home address and telephone number, date of birth, social security number, salary, nationality, job title, any ownership interests or directorships held in Dell or its Subsidiaries and details of all cash incentive awards awarded or cancelled (“Data”). You further understand that Dell and its Subsidiaries will transfer Data among themselves as necessary for the purposes of implementation, administration and management of your participation in the Award, and that Dell and any of its Subsidiaries may each further transfer Data to any third parties assisting Dell in the implementation, administration and management of the Award. You understand that these recipients may be located in the Asia Pacific region, the Latin American Region, the European Economic Area, Canada or elsewhere, such as the United States. You authorize them to receive, possess, use, retain and transfer such Data as may be required for the administration of the Award, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Award. You understand that you may, at any time, view such Data or require any necessary amendments to it.

9. Compliance with Foreign Exchange Laws – Local foreign exchange laws may affect your Award or the vesting of your Award. You are responsible for obtaining any exchange control approval that may be required in connection with such events. Neither Dell nor any of its Subsidiaries or affiliates will be responsible for obtaining such approvals or liable for the failure on your part to obtain or abide by such approvals. This does not constitute legal or tax advice upon which you should rely. You should consult with your personal legal and tax advisers to ensure your compliance with local laws. You agree to comply with all applicable laws and pay any and all applicable taxes associated with the grant or vesting of this Award.

10. Governing Law and Venue — You understand and agree that Dell is a Delaware corporation with global operations and your Award is part of a contemporaneous grant of many similar awards to individuals located in numerous jurisdictions. You agree that this Agreement and the Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, United States of America. The exclusive venue for any and all disputes arising out of or in connection with this Agreement shall be New Castle County, Delaware, United States of America, and the courts sitting exclusively in New Castle County, Delaware, United States of America shall have exclusive jurisdiction to adjudicate such disputes. Each party hereby expressly consents to the exercise of jurisdiction by such courts and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to such laying of venue (including the defense of inconvenient forum).

11. Effect of Invalid Provisions — If any of the promises, terms or conditions set forth herein are determined by a court of competent jurisdiction to be unenforceable, you and Dell agree (a) this Agreement is automatically rescinded, (b) you will immediately return to Dell all Award Payments you have received pursuant to this Agreement, and (c) Dell will immediately release you from any and all obligations you had or have under this Agreement.

12. Internal Revenue Code Section 409A – Dell’s intent is that this Award comply with Section 409A of the Internal Revenue Code. This Award is intended to be excluded from coverage under Section 409A of the Internal Revenue Code pursuant to the “short-term deferral exception” under Section 1.409A-1(b)(4). If any provision of this Award would otherwise conflict with this intent, Dell may amend this Award to the extent necessary to comply with Section 409A of the Code.

13. Acceptance of Terms and Conditions — This Award will not be effective and you may not receive any Award Payments until you have acknowledged and agreed to the terms and conditions set forth herein in the matter prescribed by the Company. You agree that you are not relying on any representations or promises outside of this Agreement, the Plan and the Grant Summary. You must accept your award no later than 4pm Eastern Time, five business days prior to the first vesting date or your entire award will be cancelled. You should print a copy of this Award and your Grant Summary for your records.

Awarded subject to the terms and conditions stated above:

DELL INC.

By: